UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2012

Navigant Consulting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-12173	36-4094854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 South Wacker Drive, Suite 3550 Chicago, Illinois		60606
(Address of Principal Executive Offices)		(Zip Code)

(312) 573-5600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 8, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Navigant Consulting, Inc. (the “Company”) approved the terms of the 2012 Long-Term Equity Incentive Program for the Company’s named executive officers. Under this program, the Committee approved grants of non-qualified stock options and performance-based restricted stock units (“RSUs”) to each of the Company’s named executive officers (excluding the Company’s Executive Chairman), effective as of March 15, 2012 (the “grant date”), under the Navigant Consulting, Inc. 2005 Long-Term Incentive Plan, as amended (the “Plan”). The grant date value of these long-term equity incentive awards is shown in the table below:

	Equity Award	Equity Award	Total 2012
	Value	Value	Equity Award
Name	Stock Options	RSUs	Value
Julie M. Howard, Chief Executive Officer	$429,000	$871,000	$1,300,000
Thomas A. Nardi, Executive Vice President and Chief Financial Officer	$122,760	$249,240	$372,000
Monica M. Weed, Vice President and General Counsel and Secretary	$99,000	$201,000	$300,000

Non-Qualified Stock Option Grants

The number of non-qualified stock options to be granted to each executive will be determined by dividing the value of the stock option award by the Black-Scholes value of the stock options on the grant date. The stock options will have an exercise price equal to the closing price per share of the Company’s common stock on the grant date. The stock options will expire six years from the grant date and vest annually over a three-year period beginning on the first anniversary of the grant date. Vesting of the stock options is subject to the executive’s continued employment through the applicable vesting date, except that the stock options will become fully vested if a “change in control” (as defined in the Plan) occurs before the applicable vesting date and there is a qualifying termination of the executive’s employment within 24 months following such change in control.

The form of non-qualified stock option award agreement to be used to evidence the awards will be based on the Company’s prior form of stock option award agreement but will be revised to include the aforementioned “double-trigger” equity acceleration provision in the event of a change in control (replacing the “single-trigger” equity acceleration provision in the prior form of stock option award agreement).

Performance-Based Restricted Stock Unit Grants

The target number of shares underlying the performance-based RSU awards to be granted to each executive will be determined by dividing the value of the RSU award by the average closing price per share of the Company’s common stock during the 30-day calendar period leading up to, but not including, the grant date. The RSU awards will vest on the third anniversary of the grant date if and only to the extent that specified quantitative performance goals during the three-year period ending December 31, 2014 (the “performance period”) are met. The Committee will certify attainment of the performance goals within 60 days after the completion of the performance period.

Fifty percent of the RSU awards will vest if and only to the extent that the Company’s total shareholder return, relative to the Commercial and Professional Services Global Industry Classification Standard (“GICS”) industry group, meets or exceeds specified targets during the performance period, with the vesting percentages determined as follows (using straight-line interpolation between performance levels):

	Company Percentile Rank v. GICS Industry Group	Vesting Percentage
Below Threshold	Below the 25th percentile	0%
Threshold	25th percentile	25%
Target	50th percentile	100%
Maximum	75th percentile and above	150%

Fifty percent of the RSU awards will vest if and only to the extent that the Company’s cumulative adjusted EBITDA (or earnings before interest, taxes, depreciation and amortization, as adjusted to exclude the impact of severance expense and other specified unusual or non-recurring charges) meets or exceeds specified threshold, target or maximum performance levels during the performance period. If the threshold level of performance is not met, none of this portion of the RSU awards will vest. The vesting percentage with respect to this portion of the RSU awards will range from 0 to 150% depending on the level of actual performance achieved during the performance period.

The vesting of the RSU awards is further subject to the executive’s continued employment through the vesting date, except that if the executive’s employment is terminated by reason of death or disability or by the Company other than for cause during the performance period, then the executive will be entitled to a prorated award equal to the value of the award at the end of the performance period based on the Company’s actual performance during the performance period, prorated for the number of days the executive was employed during the performance period. The RSU awards will vest at the target performance level if a change in control occurs and (i) the RSU awards are not effectively assumed in such change in control or (ii) there is a qualifying termination of the executive’s employment within 24 months following such change in control.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAVIGANT CONSULTING, INC.

Date: March 14, 2012	By:	/s/ Monica M. Weed
		Name:	Monica M. Weed
		Title:	Vice President and General Counsel